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                                                                       EXHIBIT 5

            OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP


                                March 29, 2001


Digital Island, Inc.
45 Fremont Street, Suite 1200
San Francisco, Ca 94105

          Re: Digital Island, Inc. - Registration Statement for Offering of an Aggregate of 3,310,588 Shares of Common Stock
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Dear Ladies and Gentlemen:

          We have acted as counsel to Digital Island, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of
(i) an additional 1,810,588 shares of the Company's common stock reserved for issuance under Company's 1999 Stock Incentive Plan (the "Incentive Plan"), (ii) an additional 500,000 shares of the Company's common stock reserved for issuance under the Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan"), and
(iii) 1,000,000 shares of the Company's common stock reserved for issuance under the Company's 2000 Supplemental Stock Option Plan (the "Supplemental Plan").

          This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

          We have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to (a) the establishment and amendment of the Incentive Plan, (b) the establishment and amendment of the Purchase Plan, and (c) the establishment and implementation of the Supplemental Plan. Based on such review, we are of the opinion that, if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of stock option agreements or direct stock issuances duly authorized under the Incentive Plan and in accordance with the Registration Statement, (b) stock purchase rights duly authorized under the Purchase Plan and in accordance with the Registration Statement, or (c) the provisions of stock option agreements duly authorized under the Supplemental Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, the Purchase Plan, the Supplemental Plan, or the shares of the Company's common stock issuable under such plans.

                              Very truly yours,


                              /s/ BROBECK, PHLEGER & HARRISON LLP